Exhibit 99.1

Commerce Union Bancshares, Inc. Reports Higher Loans and Deposits for First Quarter

Loans Increase 12.0% to a Record $697.6 Million

Deposits Increase 25.6% to a Record of $826.2 Million

BRENTWOOD, Tenn.--(BUSINESS WIRE)--April 26, 2017--Commerce Union Bancshares, Inc. (NASDAQ: CUBN), parent of Reliant Bank, today announced its results for the first quarter of 2017, including growth in loans to $697.6 million – an increase of 12.0% since March 31, 2016, and 4.6% since December 31, 2016, – and deposits of $826.2 million – an increase of 25.6% over the prior year and 8.2% since December 31, 2016. First quarter net income attributable to common shareholders was $2.1 million, or $0.26 per fully diluted share, compared to $2.2 million, or $0.30 per fully diluted share, recorded in the first quarter of 2016.

“Our first quarter results highlight our increased momentum in loan and deposit growth since last year,” said William R. DeBerry, Chairman and CEO of Commerce Union Bancshares. “We expect continued growth in 2017 due to the strong economy across our markets, our expansion into the fast growing Chattanooga market, and the recent addition of a new branch in the deposit-rich Green Hills area in Nashville.”

Commenting on the results, DeVan Ard, CEO of Reliant Bank and President of the Company, said, “Our loan production hit $85.3 million in the first quarter, a new quarterly record for Reliant Bank, and a 31.8% increase over last year’s first quarter loan production. Nashville’s economy is expanding with job growth and business expansion that is driving our loan growth. We are also benefiting from robust residential and commercial real estate development, and record highs relevant to median home prices in our key markets of Williamson, Davidson and Sumner counties in Middle Tennessee. In fact, our three primary markets have shown the highest job growth in the Nashville region over the past five years, with Williamson County leading the way at 29%.”

Ard further stated, “Our focus remains on quality loan production and we continue to be cautious about lending to certain market sectors due to potential over-building combined with the sharp rise in real estate prices over the past three years. We remain positive that the strong economic dynamics of the greater Nashville market combined with our expansion into Chattanooga will continue to support our growth and profitability goals in 2017.”

First Quarter Activities Set Stage for Future Growth

Reliant’s key activities during the first quarter that impacted earnings and set the stage for future growth included:

  Expanding outside Middle Tennessee into Chattanooga, one of the state’s fastest growing metropolitan markets – opening a new office in the city and hiring a new lending team to expand loans, deposits and treasury management opportunities.
  Opening a new, full-service branch in deposit-rich Green Hills, an affluent area in Nashville, Tennessee. The branch is strategically located on the main corridor in Green Hills that connects Franklin to Nashville on Hillsboro Road.
  Adding five new commercial lenders, including seasoned lenders at Green Hills and the Chattanooga team referred to above.
  Adding key positions to Reliant’s management team including a Chief Strategy Officer to oversee the creation and implementation of strategic initiatives that advance growth opportunities, and a Chief Risk Officer to navigate through the web of regulations and procedures that depository institutions must follow, while connecting operational risk frameworks to key decisions that drive strategic growth.
  Proactively laying the groundwork for strategic investments with the March 2017 filing of a $75 million shelf registration.

“The overarching goal of the Reliant Bank team is to create an organization that readily adapts to change and is positioned for long-lasting success and prosperity. We recognize the importance of a careful strategy to build market share,” said Ard. “Our first-quarter results reflect the commitment to that goal.”

Balance Sheet Growth

Our recent balance sheet growth is summarized below:

	Q1 2017	Q4 2016	% Change	Q1 2016	% Change
Total assets	$962,465	$911,984	5.5%	$868,545	10.8%
Earning assets	909,171	851,136	6.8	817,129	11.3
Loans held for investment	697,632	666,783	4.6	622,733	12.0
Loans held for sale	9,798	11,831	(17.2)	24,682	(60.3)
Total deposits	826,183	763,834	8.2	657,777	25.6
Demand deposits	135,939	134,792	0.9	116,362	16.8

Related financial highlights of the quarter consisted of the following:

  Total assets increased $50.5 million or 5.5%, to $962.5 million at March 31, 2017, rising from $912.0 million at December 31, 2016, and $868.6 million at March 31, 2016. The increase in assets was due primarily to earning asset growth in both loans and investments.
  The Bank’s earning assets grew $58.0 million in the first quarter, including $30.9 million in loans and $32.5 million in investment securities. Earning assets grew 11.3% from the prior year.
  Loans increased 4.6% from December 31, 2016, to a record $697.6 million at March 31, 2017, and were up 12.0% over the prior year.
  Asset quality remained sound with a delinquency ratio of 0.29% and a drop in the ratio of non- performing assets to 0.79% at March 31, 2017, compared to 0.84% at December 31, 2016. The bank had no other real estate owned at March 31, 2017.
  Deposits rose to a record $826.2 million at March 31, 2017, an increase of 8.2% from December 31, 2016, and 25.6% over the prior year.
  Demand deposit growth reflects our ongoing emphasis on raising low-cost deposits in our market.
  Mortgage loans held for sale declined to $9.8 million at March 31, 2017, compared to $11.8 million at December 31, 2016. The Company’s mortgage subsidiary is operated under a joint venture arrangement.

Revenue Growth and Profitability

Our Revenue Growth and Profitability is summarized below:

	Q1 2017	Q4 2016	% Change	Q1 2016	% Change
Net income attributable to common shareholders	$2,058	$1,971	4.4%	$2,237	(8.0)%
Fully diluted EPS	0.26	0.25	4.0	0.30	(13.3)
Net interest income	7,971	8,043	(0.9)	8,082	(1.4)
Net interest margin	4.01%	4.03%	(2BP )	4.08%	(7BP )
Provision for loan losses	$410	$208	97.1	$165	148.5
Non-interest income	1,139	869	31.1	3,846	(70.4)
Non-interest expense	6,869	6,827	0.6	8,637	(20.5)

Related financial highlights of the quarter consisted of the following:

  Net income attributable to common shareholders amounted to $2.1 million in the first quarter of 2017, compared to $2.2 million in the first quarter of 2016, and $2.0 million in the fourth quarter of 2016. The slight decrease in earnings from the prior year was due to the increase in the provision for loan losses, lower net discount accretion associated with the merger of Commerce Union Bank and Reliant Bank, and higher personnel costs related to the expansion into Chattanooga and the staffing of the new Green Hills office. The slight increase in earnings from the fourth quarter of 2016 was driven mainly by investment security gains recognized in the first quarter of 2017 vs. losses recognized in the fourth quarter of 2016 in connection with our bond replacement strategy executed late in the fourth quarter of 2016 and completed in the first quarter of 2017, as well as a reduction in income tax expense discussed further below. In addition to the bond replacement strategy anticipated to provide better yields, we added approximately $20.9 million of investment securities in the first quarter of 2017 that are expected to provide additional interest income.
  Return on average assets for the three months ended March 31, 2017, was 0.89%, compared to 1.03% for the first quarter of 2016, and 0.87% for the fourth quarter of 2016.
  Return on average equity for the three months ended March 31, 2017, was 7.71%, compared to 9.02% in the first quarter of 2016, and 7.33% the fourth quarter of 2016.
  The net interest margin for the three months ended March 31, 2017, was 4.01%, compared to 4.08% in the first quarter of 2016, and 4.03% for the fourth quarter of 2016. The decline in net interest margin was due to lower yields on new loans, and a reduction in purchase accounting discount accretion, partially offset by higher yields on investment securities.
  The efficiency ratio (excluding its mortgage subsidiary) for the three months ended March 31, 2017, was 60.5% compared to 58.9% in the first quarter of 2016, and 58.0% for the fourth quarter of 2016. The change in our efficiency ratio was primarily driven by our expansionary activities discussed earlier in this release.
  Total interest income rose to $9.0 million in the first quarter of 2017, up 0.7%, compared to the first quarter of 2016, and up 0.3% compared to the fourth quarter of 2016. The increase was driven by growth in earning assets, including loans and investment securities.
  Net interest income was $8.0 million in the first quarter of 2017, down 1.4% from the prior year and 0.9% from the previous quarter. The decrease was primarily attributable to lower discount accretion referred to above and an increase in funding costs.
  Provision for loan losses was $410,000 for the first quarter of 2017, compared to $165,000 in the prior year, and $208,000 in the fourth quarter of 2016. This increase was driven both by our growth in loans and slight increase in charge offs compared to previous quarters.
  Noninterest income was $1.1 million in the first quarter of 2017, compared to $3.8 million in the first quarter of 2016 and $0.9 million in the fourth quarter of 2016. The decline in mortgage related income compared to the prior year was due to lower sales of mortgage loans from the transition of the majority of out-of-market mortgage offices to another bank early in the second quarter of 2016. The growth in noninterest income from the fourth quarter of 2016 was due primarily to the loss on the sale of securities being recorded in the fourth quarter of 2016, compared to a small gain recorded in the first quarter of 2017.
  Noninterest expenses were $6.9 million in the first quarter of 2017, compared to $8.6 million in the prior year, and $6.8 million in the fourth quarter of 2016. A substantial portion of the decline from the prior year was driven by a reduction of mortgage personnel due to the transition of out-of-market offices referred to above. The slight first quarter increase was mainly related to our expansionary activities previously referred to above.

Income tax expense totaled $272,000 in the first quarter of 2017, compared to $568,000 in the first quarter of 2016, and $438,000 in the fourth quarter of 2016. The tax rate was favorably impacted by an increase in income from tax-exempt securities, excess tax benefits recognized relating to the exercise of stock options and the addition of certain state tax credits on interest-free loans.

Strong Capital Position

Reliant Bank’s capital position remained strong at March 31, 2017. During the first quarter, the Company raised $411,000 of capital through the exercise of Company stock options. The additional capital was pushed-down to the Bank. Despite the $50.5 million increase in assets, the Bank maintained a March 31, 2017, Tier 1 leverage ratio of 10.69%, compared to 10.75% at December 31, 2016. Stockholders’ equity rose to $109.6 million and tangible book value per share grew to $12.36 at March 31, 2017. The Bank’s capital ratios are expected to be maintained significantly above the ratios of a “well-capitalized” institution.

“Our outlook for 2017 remains very positive based on our strong pipeline for loans, a solid economy that supports our markets and the opening of new offices in fast growing markets. We expect continued improvements in our operating efficiency and remain focused on maintaining our asset quality as a key part of building long-term shareholder value,” concluded Ard.

Accounting Treatment for the Mortgage Venture

The consolidated balance sheets and statements of operations include the operation of the Bank’s majority-controlled subsidiary, Reliant Mortgage Ventures, LLC. For financial accounting purposes the subsidiary is treated as a variable interest entity for which the Bank is deemed to be the primary beneficiary. The venture is operated under a joint venture arrangement. The Bank receives 30% of the net income from the subsidiary once the noncontrolling member has recovered any previous losses incurred by the venture. The Bank does not absorb any losses incurred by the venture. Revenue and expenses related to the subsidiary are included in noninterest income and expenses of the Bank and the noncontrolling portion of the net income or loss of the subsidiary is reflected in the “noncontrolling interest in net (income) loss of the subsidiary” on the Consolidated Statements of Operations. For the first quarter of 2017, the mortgage subsidiary generated a net loss of $(499,000) compared with net loss of $(532,000) for the fourth quarter of 2016 and a net income of $321,000 for the first quarter of 2016.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures. The non-GAAP measures in this release below include “adjusted net interest margin” and “efficiency ratio.” We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe certain purchase accounting adjustments and non-recurring income relating to the payoff of a purchased credit impaired loan in the second quarter of 2016 do not reflect the operational performance of the business in this period; accordingly, it is useful to consider these line items with and without such adjustments. We believe this presentation also increases comparability of period-to-period results.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under generally accepted accounting principles.

About Commerce Union Bancshares, Inc. and Reliant Bank

Commerce Union Bancshares, Inc. (NASDAQ: CUBN) is a Brentwood, Tennessee-based bank holding company which operates banking centers in Davidson, Robertson, Sumner and Williamson counties, Tennessee along with loan and deposit production offices in Rutherford County and the recently opened loan production and deposit production office in Chattanooga, Tennessee through its wholly-owned subsidiary Reliant Bank. Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending and mortgage products and services to business and consumer customers. For additional information, locations and hours of operation, please visit our website found at www.reliantbank.com.

Forward-Looking Statements

Statements in this press release relating to Commerce Union Bancshares Inc.’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. The Company’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including those related to the combination of Commerce Union Bank and Reliant Bank following the merger. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements and other statements in this press release are made as of the date of the release and the Company does not assume any responsibility to update these statements. The information included in this release is preliminary and based on Company data available at the time of this release.

COMMERCE UNION BANCSHARES, INC. CONSOLIDATED BALANCE SHEETS MARCH 31, 2017, DECEMBER 31, 2016 AND MARCH 31, 2016 (Dollar Amounts In Thousands)

ASSETS
	March 31, 2017	December 31, 2016	March 31, 2016
	Unaudited	Audited	Unaudited
Cash and due from banks	$18,290	$23,413	$26,107
Federal funds sold	50	830	434
Total cash and cash equivalents	18,340	24,243	26,541
Securities available for sale	179,266	146,813	139,899
Loans, net of unearned income	697,632	666,783	622,733
Allowance for loan losses	(9,090)	(9,082)	(8,090)
Loans, net	688,542	657,701	614,643
Mortgage loans held for sale, net	9,798	11,831	24,682
Accrued interest receivable	3,921	3,786	3,035
Premises and equipment, net	9,688	9,093	9,213
Restricted equity securities, at cost	7,140	7,133	6,244
Other real estate, net	-	-	1,139
Cash surrender value of life insurance contracts	25,013	24,827	24,247
Deferred tax assets, net	3,336	3,437	2,274
Goodwill	11,404	11,404	11,404
Core deposit intangibles	1,493	1,582	1,849
Other assets	4,524	10,134	3,375

TOTAL ASSETS	$962,465	$911,984	$868,545

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits
Demand	$135,939	$134,792	$116,362
Interest-bearing demand	84,061	85,478	90,622
Savings and money market deposit accounts	210,952	183,788	199,988
Time	395,231	359,776	250,805
Total deposits	826,183	763,834	657,777
Accrued interest payable	158	107	139
Short term borrowings	-	3,671	-
Federal Home Loan Bank advances	24,099	32,287	104,798
Dividends payable	-	1,711	-
Other liabilities	2,430	3,455	3,809

TOTAL LIABILITIES	852,870	805,065	766,523

STOCKHOLDERS’ EQUITY
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued to date	-	-	-
Common stock, $1 par value; 30,000,000 shares authorized; 7,826,450, 7,778,309 and 7,560,594 shares issued and outstanding at March 31, 2017, December 31, 2016 and March 31, 2016, respectively	7,826	7,778	7,561
Additional paid-in capital	89,497	89,045	87,098
Retained earnings	14,270	12,212	7,224
Accumulated other comprehensive income (loss)	(1,998)	(2,116)	139

TOTAL STOCKHOLDERS’ EQUITY	109,595	106,919	102,022

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$962,465	$911,984	$868,545

COMMERCE UNION BANCSHARES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE PERIODS INDICATED (Dollar Amounts In Thousands, Except Per Share Amounts) (Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
INTEREST INCOME
Interest and fees on loans	$7,782	$7,894	$7,770
Interest and fees on loans held for sale	94	110	368
Interest on investment securities, taxable	149	135	236
Interest on investment securities, nontaxable	828	705	438
Federal funds sold and other	120	104	102

TOTAL INTEREST INCOME	8,973	8,948	8,914

INTEREST EXPENSE
Deposits
Demand	43	45	44
Savings and money market deposit accounts	150	152	166
Time	693	575	423
Federal Home Loan Bank advances and other	116	133	199

TOTAL INTEREST EXPENSE	1,002	905	832

NET INTEREST INCOME	7,971	8,043	8,082

PROVISION FOR LOAN LOSSES	410	208	165

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,561	7,835	7,917

NONINTEREST INCOME
Service charges on deposit accounts	310	313	285
Gains on mortgage loans sold, net	542	642	3,342
Gain (loss) on securities transactions, net	36	(320)	-
Gain on sale of other real estate	24	-	-
Other	227	234	219

TOTAL NONINTEREST INCOME	1,139	869	3,846

NONINTEREST EXPENSE
Salaries and employee benefits	4,269	3,962	5,394
Occupancy	762	768	829
Information technology	513	637	627
Advertising and public relations	75	160	265
Audit, legal and consulting	293	294	281
Federal deposit insurance	99	89	114
Provision for losses on other real estate	-	-	26
Other operating	858	917	1,101

TOTAL NONINTEREST EXPENSE	6,869	6,827	8,637

INCOME BEFORE PROVISION FOR INCOME TAXES	1,831	1,877	3,126

INCOME TAX EXPENSE	272	438	568

CONSOLIDATED NET INCOME	1,559	1,439	2,558

NONCONTROLLING INTEREST IN NET (INCOME)
LOSS OF SUBSIDIARY	499	532	(321)

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$2,058	$1,971	$2,237

Basic net income attributable to common shareholders, per share	$0.27	$0.26	$0.30
Diluted net income attributable to common shareholders, per share	$0.26	$0.25	$0.30

COMMERCE UNION BANCSHARES, INC. SEGMENT FINANCIAL INFORMATION FOR THE PERIODS INDICATED (Dollar Amounts In Thousands) (Unaudited)

Retail Banking	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Net interest income	$7,896	$7,953	$7,788
Provision for loan losses	410	208	165
Noninterest income	594	228	502
Noninterest expense	5,719	5,527	5,342
Income tax expense	303	475	546
Net income attributable to common shareholders	$2,058	$1,971	$2,237

Residential Mortgage Banking	Three Months Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
Net interest income	$75	$90	$294
Provision for loan losses	-	-	-
Noninterest income	545	641	3,344
Noninterest expense	1,150	1,300	3,295
Income tax expense	(31)	(37)	22
Net income (loss)	(499)	(532)	321
Noncontrolling interest in net (income) loss of subsidiary	499	532	(321)
Net income attributable to common shareholders	$-	$-	$-

The above financial information is presented, net of intercompany eliminations.

COMMERCE UNION BANCSHARES, INC. SELECTED QUARTERLY FINANCIAL DATA AT OR FOR THE THREE MONTHS ENDED (Dollar Amounts In Thousands, Except Per Share Amounts) (Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Selected Income Statement Data
Total interest income	$8,973	$8,948	$8,656	$9,497	$8,914
Total interest expense	1,002	905	821	805	832
Net interest income	7,971	8,043	7,835	8,692	8,082
Provision for loan losses	410	208	145	450	165
Net interest income after provision for loan losses	7,561	7,835	7,690	8,242	7,917
Noninterest income	1,139	869	1,575	2,510	3,846
Noninterest expense	6,869	6,827	6,883	8,027	8,637
Income tax expense	272	438	619	588	568
Consolidated net income	1,559	1,439	1,763	2,137	2,558
Noncontrolling interest in net (income) loss of subsidiary	499	532	605	223	(321)
Net income attributable to common shareholders	2,058	1,971	2,368	2,360	2,237

Per Common Share Data
Net income attributable to common shareholders, per share
Basic	$0.27	$0.26	$0.31	$0.31	$0.30
Diluted	$0.26	$0.25	$0.30	$0.31	$0.30
Book value per common share	$14.00	$13.75	$14.07	$13.90	$13.49
Tangible book value per common share	$12.36	$12.08	$12.39	$12.17	$11.74
Basic weighted average common shares	7,741,305	7,719,126	7,673,347	7,560,503	7,450,400
Diluted weighted average common shares	7,876,978	7,853,581	7,768,792	7,678,508	7,563,666
Common shares outstanding at period end	7,826,450	7,778,309	7,763,351	7,627,777	7,560,594

Selected Balance Sheet Data
Total assets	$962,465	$911,984	$920,020	$883,204	$868,545
Securities available for sale	179,266	146,813	154,816	147,675	139,899
Loans, net of unearned income	697,632	666,783	661,246	649,277	622,733
Allowance for loan losses	9,090	9,082	8,801	8,688	8,090
Mortgage loans held for sale	9,798	11,831	14,649	14,961	24,682
Other real estate	-	-	-	475	1,139
Goodwill	11,404	11,404	11,404	11,404	11,404
Core deposit intangibles	1,493	1,582	1,671	1,760	1,849
Non-interest bearing deposits	135,939	134,792	139,720	134,515	116,362
Total deposits	826,183	763,834	659,856	647,851	657,777
Federal Home Loan Bank advances	24,099	32,287	144,680	124,871	104,798
Total stockholders' equity	109,595	106,919	109,232	106,024	102,022
Average loans	673,036	657,203	649,778	637,787	617,600
Average earnings assets (1)	870,386	851,652	836,487	830,501	821,181
Average total assets	926,282	902,547	885,127	880,657	871,961
Average stockholders' equity	106,726	107,529	106,778	103,297	99,237

(1) Average earning assets is the daily average of earning assets. Earning assets consists of loans, mortgage loans held for sale, federal funds sold, deposits with banks, investment securities and restricted equity securities

COMMERCE UNION BANCSHARES, INC. SELECTED QUARTERLY FINANCIAL DATA AT OR FOR THE THREE MONTHS ENDED (Dollar Amounts In Thousands, Except Per Share Amounts) (Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
Selected Asset Quality Measures
Nonaccrual loans	$5,497	$5,634	$6,122	$4,126	$4,342
Total nonperforming assets (1)	5,497	5,634	6,122	4,601	5,481
Net charge offs (recoveries)	401	(74)	33	(149)	(102)
Nonaccrual loans to total loans	0.79%	0.84%	0.93%	0.64%	0.70%
Nonperforming assets to total assets	0.57%	0.62%	0.67%	0.52%	0.63%
Nonperforming assets to total loans and other real estate	0.79%	0.84%	0.93%	0.71%	0.88%
Allowance for loan losses to total loans	1.30%	1.36%	1.33%	1.34%	1.30%
Allowance for loan losses to nonaccrual loans	165.36%	161.20%	143.76%	210.57%	186.32%
Net charge offs (recoveries) to average loans (2)	0.24%	(0.05%)	0.02%	(0.09%)	(0.07%)

Capital Ratios (Bank Subsidiary Only)
Tier 1 leverage	10.69%	10.75%	10.94%	10.59%	10.34%
Common equity tier 1	12.50%	12.89%	12.96%	12.49%	12.75%
Tier 1 risk-based capital	12.50%	12.89%	12.96%	12.49%	12.75%
Total risk-based capital	13.67%	14.11%	14.16%	13.67%	13.91%

Selected Performance Ratios (2) (3)
Return on average assets	0.89%	0.87%	1.07%	1.07%	1.03%
Return on average stockholders' equity	7.71%	7.33%	8.87%	9.14%	9.02%
Net interest margin	4.01%	4.03%	3.98%	4.42%	4.08%

NON-GAAP FINANCIAL MEASURES
Adjusted net interest margin (4)
Net interest income	$7,971	$8,043	$7,835	$8,692	$8,082
Purchase accounting adjustments	(118)	(162)	(368)	(442)	(442)
Interest income recognized on payoff of purchased credit impaired loan	-	-	-	(619)	-
Adjusted net interest income	$7,853	$7,881	$7,467	$7,631	$7,640
Adjusted net interest margin	3.96%	3.95%	3.80%	3.91%	3.86%

Efficiency ratio (subsidiary bank only excluding mortgage segment) (4)
Non-interest expense	$5,387	$5,169	$5,294	$5,499	$5,039

Net interest income	7,896	7,953	7,750	8,545	7,788
Tax equivalent adjustment for tax exempt
interest income	474	414	354	308	286
Non-interest income	594	228	1,024	728	502
Less gain on sale of other real estate and other assets	(24)	-	(145)	(130)	(20)
Less (gain) loss on sale of securities	(36)	320	(296)	(60)	-
Adjusted operating income	$8,904	$8,915	$8,687	$9,391	$8,556

Efficiency Ratio	60.50%	57.98%	60.94%	58.56%	58.89%

(1) Nonperforming assets consist of nonaccrual loans and other real estate
(2) Data has been annualized

(3) Return on average assets is defined as net income attributable to common shareholders divided by average total assets; return on average stockholders’ equity is defined as net income attributable to common shareholders divided by average stockholders’ equity; net interest margin is defined as net interest income calculated on a tax-equivalent basis divided by average earning assets

(4) Not a recognized measure under generally accepted accounting principles (GAAP)

COMMERCE UNION BANCSHARES, INC. YIELD TABLES FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016 (Dollar Amounts In Thousands) (Unaudited)

The following table sets forth the amount of our average balances, interest income or interest expense for each category of interest-earning assets and interest-bearing liabilities and the average interest rate for interest-earning assets and interest-bearing liabilities, net interest spread and net interest margin for the three months ended March 31, 2017, and 2016:

	Three Months Ended March 31, 2017			Three Months Ended March 31, 2016			Change
	Average Balances	Rates / Yields (%)	Interest Income / Expense	Average Balances	Rates / Yields (%)	Interest Income / Expense	Due to Volume	Due to Rate	Total
Interest Earning Assets
Loans	$673,036	4.48	$7,263	$617,600	4.76	$7,307	$2,063	$(2,107)	$(44)
Loan fees	-	0.31	519	-	0.30	463	56	-	56
Loans with fees	673,036	4.79	7,782	617,600	5.06	7,770	2,119	(2,107)	12
Mortgage loans held for sale	10,478	3.64	94	39,514	3.75	368	(264)	(10)	(274)
Deposits with banks	15,092	0.64	24	21,143	0.36	19	(31)	36	5
Investment securities - taxable	31,093	1.94	149	49,255	1.93	236	(96)	9	(87)
Investment securities - tax-exempt	133,550	5.99	828	87,116	3.06	438	139	251	390
Fed funds sold and other	7,770	5.01	96	6,553	5.09	83	21	(8)	13
Total earning assets	871,019	4.18	8,973	821,181	4.48	8,914	1,888	(1,829)	59
Nonearning Assets	55,263			50,780
Total assets	$926,282			$871,961
Interest Bearing Liabilities
Interest bearing demand	$82,780	0.21	43	$89,856	0.20	44	(12)	11	(1)
Savings and money market	184,872	0.33	150	193,715	0.34	166	(10)	(6)	(16)
Time deposits - retail	291,594	0.70	506	140,508	0.70	245	261	-	261
Time deposits - wholesale	81,975	0.93	187	115,766	0.62	178	(262)	271	9
Total interest bearing deposits	641,221	0.56	886	539,845	0.47	633	(23)	276	253
Federal Home Loan Bank advances	45,974	1.02	116	117,224	0.68	199	(483)	400	(83)
Total interest-bearing liabilities	687,195	0.59	1,002	657,069	0.51	832	(506)	676	170
Net interest rate spread (%) / Net interest income ($)		3.59	$7,971		3.97	$8,082	$2,394	$(2,505)	$(111)
Non-interest bearing deposits	129,385	(0.09)		110,060	(0.08)
Other non-interest bearing liabilities	2,976			5,595
Stockholders' equity	106,726			99,237
Total liabilities and stockholders' equity	$926,282			$871,961
Cost of funds		0.50			0.43
Net Interest Margin		4.01			4.08

Yield Table Assumptions - Average loan balances are inclusive of nonperforming loans. Yields computed on tax-exempt instruments are on a tax equivalent basis. Net interest spread is calculated as the yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. Net interest margin is the result of net interest income calculated on a tax-equivalent basis divided by average interest earning assets for the period. Changes in net interest income are attributed to either changes in average balances (volume change) or changes in average rates (rate change) for earning assets and sources of funds on which interest is received or paid. Volume change is calculated as change in volume times the previous rate while rate change is change in rate times the previous volume. Changes not due solely to volume or rate changes have been allocated to volume change and rate change in proportion to the relationship of the absolute dollar amounts of the change in each category.

CONTACT:
Commerce Union Bancshares, Inc.
DeVan Ard, 615-221-2020
President, Commerce Union Bancshares, Inc.
President and Chief Executive Officer, Reliant Bank
or
Ron DeBerry, 615-433-7200
Chairman and Chief Executive Officer, Commerce Union Bancshares, Inc.